UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

February 19, 2015

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

2225 Folkestone Way
West Vancouver, British Columbia
Canada V7S 2Y6
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯☐            Written communications pursuant to Rule 425 under the Securities Act
☐⁯            Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐⁯            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐⁯            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

Effective February 19, 2015, ProtoKinetix, Incorporated, a Nevada corporation (the "Company") entered into a Settlement Agreement by and between the Company, Ross L. Senior, and the British Columbia Securities Commission (the "BCSC").  The Company and Ross L. Senior, ProtoKinetix' President & CEO, cooperated with the BCSC in reaching the settlement.

In the Settlement Agreement, Mr. Senior and the Company have admitted that the Company breached an ongoing Cease Trade Order (CTO) that became effective on May 9, 2013.  The CTO was originally issued by the BCSC due to the Company's failure to make required filings under the British Columbia Securities Act.

During the time the CTO has been in effect, Mr. Senior has been the President, CEO and a director of the Company.  Between May 28, 2013 and June 6, 2014, and while subject to the CTO, the Company and Mr. Senior distributed securities to 14 individuals and two companies for payment of services and repayment of loans valued at approximately $360,000, as well as an existing shareholder and current director for cash proceeds of $100,000.  Mr. Senior acknowledges that he and the Company made the distributions in contravention of the CTO.

Under the terms of the Settlement Agreement, Mr. Senior is prohibited from becoming or acting as a director or officer of any reporting issuer in Canada other than the Company for a period of one year, and Mr. Senior and the Company have jointly paid $10,000 to the BCSC.  Mr. Senior has also agreed to successfully complete a course on the duties and responsibilities of corporate officers and directors that is acceptable to the Executive Director of the BCSC within one year of the date of the Settlement Agreement.

The Company has made all required filings with the BCSC and looks forward to the revocation of the cease trade order on Monday, February 23, 2015.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2015, Ross L. Senior submitted his resignation as a director and President of the Company to be effective immediately.  On the same day the Company accepted Mr. Senior's resignation as a director and President and Chief Executive Officer of the Company.  Mr. Senior informed the Company that he resigned as a director and President and Chief Executive Officer for personal reasons and to pursue other business opportunities, and not as the result of any disagreement with the Company's practices or policies.

On February 19, 2015, the Board of Directors of the Company appointed Clarence E. Smith as President and Chief Executive Officer of the Company, to be effective immediately.  Mr. Smith is currently a director of the Company.  Mr. Smith's biography is set forth below.

Clarence E. Smith, age 51, was appointed President and Chief Executive Officer for the Company on February 19, 2015 and was previously appointed a member of the Board of Directors of the Company on June 1, 2014.  Prior to joining the Company as President and CEO, Mr. Smith served and continues to serve as managing member of Tombstone Resources and Smith Equipment, LLC, a privately held company that holds operating oil and gas wells and Smith Equipment Company, a privately held company that leases out construction equipment.  In 1981, Mr. Smith started Arvilla Well Service in West Virginia which provided construction services to oil and gas companies in the Appalachian Basin.  After merging Arvilla Well Service into Arvilla Pipeline Construction Co., Inc., Mr. Smith sold the company in 2008.  Mr. Smith also purchased Arrow Oilfield Services in 2004, which was renamed Arvilla Oilfield Services, LLC and subsequently merged with Trans Energy, a publicly traded company in 2004.  Mr. Smith served as Chairman of the Board and CEO of Trans Energy, Inc. from 2005 to 2006.  Mr. Smith graduated from St. Marys High School in West Virginia in 1981.

Item 8.01 Other Events.

In the immediate future, the Company is looking to add to its Board of Directors as well as its Scientific Board so as to better position itself to move toward the development and commercialization of AAGP™'s many applications.  In addition, the Company will be pursuing sources of equity or debt financing to continue the Company's operations.  These statements constitute forward-looking statements and there can be no assurance that these statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 23rd day of February 2015.

ProtoKinetix, Incorporated

By:	/s/ Clarence E. Smith
Clarence E. Smith, President & CEO